Exhibit 99.1

Contact:

Patrick J. Sullivan, Chairman, President, & CEO

Anne Rivers, Investor Relations

Jeff Keene, Healthcare Media

Cytyc Corporation: 978-266-3010

www.cytyc.com

David Walsey

Media: Greg Tiberend

The Ruth Group: 646-536-7029

Lloyd Benson/Shanti Skiffington

Schwartz Communications: 781-684-0770

CYTYC CORPORATION ACQUISITION OF

NOVACEPT CLEARS ANTITRUST REVIEW

Boxborough, MA, March 19, 2004 – Cytyc Corporation (Nasdaq: CYTC) today announced that it received early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 in connection with Cytyc’s acquisition of Novacept, a privately-held company that manufactures and markets the NovaSure™ System. Early termination of the Hart-Scott-Rodino waiting period satisfies one of the conditions necessary to complete the pending acquisition.

The two companies announced on March 1, 2004, that they had entered into a definitive merger agreement for Cytyc to acquire all of the outstanding shares and options of Novacept in exchange for approximately $325 million in cash.

The boards of directors of both companies have unanimously approved the agreement.

Cytyc Corporation designs, develops, manufactures, and markets the ThinPrep® System for use in medical diagnostic applications primarily focused on women’s health. The ThinPrep System is widely used for cervical cancer screening and is the platform from which the Company has launched its expansion into breast cancer risk assessment with the FirstCyte® Breast Test. The ThinPrep System consists of the ThinPrep® 2000 Processor, ThinPrep® 3000 Processor, ThinPrep® Imaging System, and related reagents, filters, and other supplies. Cytyc is traded on The Nasdaq Stock Market under the symbol CYTC.

Cytyc, ThinPrep, and FirstCyte are registered trademarks of Cytyc Corporation.

Forward-looking statements in this press release are made pursuant to the provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements relating to the Company’s financial condition, operating results and future economic performance, and management’s expectations regarding future growth opportunities, product acceptance and business strategy, constitute forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from those statements. Risks and uncertainties include, among others, dependence on key personnel and proprietary technology, uncertainty of product development efforts, product acceptance, management of growth, risks associated with litigation, competition and competitive pricing pressures, risks associated with the FDA regulatory approval processes and any healthcare reimbursement policies, and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including under the heading “Certain Factors Which May Affect Future Results” in its 2003 Annual Report on Form 10-K filed with the Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in Company expectations or events, conditions, or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

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